UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2009
Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	30-0520478

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4520 East-West Highway, Suite 300
Bethesda, Maryland	20814

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (301) 961-3400
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Agreement with Abbott Japan
          On February 19, 2009, Sucampo Pharma, Ltd., or SPL, a wholly owned Japanese subsidiary of the Registrant, entered into a License, Commercialization and Supply Agreement with Abbott Japan Co. Ltd., or Abbott Japan, relating to the commercialization of lubiprostone (trade name Amitiza®) in Japan.
          Under the terms of the agreement, Abbott Japan has exclusive rights to commercialize lubiprostone in Japan for the treatment of chronic idiopathic constipation, or CIC. Abbott Japan is responsible for all commercialization expenses and efforts. SPL retains the right to co-promote lubiprostone in Japan with its own sales force and at its own expense.
          SPL will receive an upfront payment of $10 million within 15 days of execution of the agreement. In addition, SPL has the potential to receive additional significant milestone payments subject to achieving specified development, regulatory and sales milestones.
          SPL is responsible for, and will bear all costs relating to, the development and regulatory activity for lubiprostone for the treatment of CIC in Japan, including conducting and paying for all clinical trials required to obtain and maintain regulatory approval.
          Following marketing authorization and pricing approval, Abbott Japan will purchase finished product from SPL for distribution in Japan.
          SPL is responsible for manufacturing the product to be sold by Abbott Japan or having the product manufactured on its behalf.
          Abbott Japan has a right of first refusal to negotiate with SPL to develop and commercialize any additional indications for lubiprostone in Japan.
          The agreement has a term extending until the later of 18 years after its effectiveness or 15 years after the first commercial sale under the agreement, subject to further extension if a regulatory authority grants market exclusivity for a longer period.
          In connection with entering into the agreement, SPL and Abbott Japan or their respective affiliates have separately agreed to negotiate in good faith a license, commercialization and supply agreement for lubiprostone in markets outside Japan, the U.S., Canada and Western Europe and to use commercially reasonable efforts to enter into such an agreement.
          The Registrant intends to file a copy of the License, Commercialization and Supply Agreement with Abbott Japan as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2008.
     Addendum to Patent Access Agreement
          On February 18, 2009, the Registrant’s operating subsidiaries, including SPL, entered into an Addendum to the Amended and Restated Patent Access Agreement originally entered into between the Registrant and Sucampo AG, on June 30, 2006. Sucampo AG is the Swiss patent-holding company that owns the prostone-related patents being developed and commercialized by the Registrant.
          Under the Addendum, the patent and know-how royalties SPL is obligated to pay to Sucampo AG are reduced with respect to sales of lubiprostone in Asia, Australia and New Zealand as follows:
•	the patent royalty on net sales, due until the expiration of the last patent covering lubiprostone that existed at the time of the Registrant’s initial public offering, is reduced from 4.5% to 2.2%;

•	the patent royalty on net sales, due thereafter until all other patents covering lubiprostone have expired in the relevant country, is reduced from 2.25% to 1.1%; and

•	the know-how royalty on net sales, due until the fifteenth anniversary of the first commercial sale of lubiprostone, is reduced from 2.0% to 1.0%
          A copy of the Addendum to the Amended and Restated Patent Access Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the summary description of that agreement set forth above is qualified in its entirety by reference to the complete agreement as filed.
          Dr. Ryuji Ueno and Dr. Sachiko Kuno, the founders of the Registrant, together own, directly or indirectly all of the stock of Sucampo AG. Drs. Ueno and Kuno also are controlling stockholders of the Registrant and are married to each other. Dr. Ueno is the Registrant’s chief executive officer and chairman of the board and Dr. Kuno is a director and an advisor of international business development.
Item 7.01. Regulation FD Disclosure.
          On February 19, 2009, the Registrant issued a press release announcing the agreement with Abbott Japan, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.
          The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
          10.1 Addendum to Amended and Restated Patent Access Agreement: Reduction of Royalties with respect to SPL Territory dated February 18, 2009 between the Registrant, its operating subsidiaries and Sucampo AG.
The following exhibit relating to Item 1.01 shall be deemed to be furnished, and not filed:
          99.1 Press release issued by the Registrant on February 19, 2009

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.
Date: February 19, 2009	By:	/s/ Jan Smilek
		Name:	Jan Smilek
		Title:	Chief Financial Officer